EXHIBIT 10.3

                   EXCLUSIVE SUPPLY AND DISTRIBUTION AGREEMENT

         This Exclusive Supply Distribution of Product Agreement is entered into this 13th day of December 2005, by and between AUTOMOTIVE ENERGY SYSTEMS, LLC a California limited liability company ("Supplier"), and PORTAGY CORP., a Delaware corporation ("Distributor").

                                   WITNESSETH

         WHEREAS, Distributor is engaged in the sale and distribution of various products;

         WHEREAS, Supplier desires to engage Distributor to sell and distribute its portable energy products and Distributor desires to purchase such products from Supplier for sale to third parties in certain geographic regions; and

         WHEREAS, the parties desire to set forth their understanding in writing regarding the purchase and sale of certain portable energy products and certain other agreements related thereto, all in accordance with the provisions set forth below.

         NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements set forth herein, Supplier and Distributor hereby agree as follows:

         1.       DISTRIBUTION RIGHTS.

                  A. Exclusive Distributorship. Subject to the terms and conditions of this Agreement, Supplier grants to Distributor, and Distributor hereby accepts, the exclusive right to distribute those certain products set forth on Exhibit "A" hereto (the "Products") in the territories set forth on Exhibit "B" hereto (collectively, the "Territory"). No right, title or interest is granted, whether express or implied, by Supplier to Distributor relating to the right to distribute any of the other products of Supplier.

                  B. Exclusivity Requirements. Distributor must meet the following minimum purchase requirements during the Term of this Agreement, commencing with the 120th day following the execution of this Agreement (the "Commencement Date") in order to maintain the exclusive distribution rights for the Territory with respect to the Products.

                           i.       The minimum unit requirement are as follows:

                                    a. Distributor must place orders for the
purchase of at least (i) 250,000 units to be sold in North America and (ii) 250,000 units to be sold in the remainder of the Territory during the first twelve month period commencing with the Commencement Date; provided, however, that any orders placed by Distributor commencing with the date of this Agreement and prior to the Commencement Date shall count towards this requirement;

                                    b. Distributor must place orders for the
purchase of at least (i) 287,500 units to be sold in North America and (ii) 287,500 units to be sold in the remainder of the Territory during the second twelve month period commencing with the Commencement Date;

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                                    c. Distributor must place orders for the
purchase of at least (i) 325,000 units to be sold in North America and (ii) 325,000 units to be sold in the remainder of the Territory during the third twelve month period commencing with the Commencement Date;

                                    d. Distributor must place orders for the
purchase of at least (i) 362,500 units to be sold in North America and (ii) 362,500 units to be sold in the remainder of the Territory during the fourth twelve month period commencing with the Commencement Date;

                                    e. Distributor must place orders for the
purchase of at least (i) 400,000 units to be sold in North America and (ii) 400,000 units to be sold in the remainder of the Territory during the fifth twelve month period commencing with the Commencement Date;

For purposes of determining whether Distributor meets the minimum units set forth in this subparagraph B.i for any twelve-month period, all sales in North America and any other portion of the Territory shall be aggregated.

                           ii.      The minimum dollar requirements are as
follows:

                                    a. Distributor must place orders of at least
$300,000 per month during the first three month period commencing with the Commencement Date; provided, however, that any orders placed by Distributor commencing with the date of this Agreement and prior to the Commencement Date shall count towards this requirement and the requirement set forth in Section 1.B.ii.e.;

                                    b. Distributor must place orders of at least
$400,000 per month during the second three-month period commencing with the Commencement Date;

                                    c. Distributor must place orders of at least
$400,000 per month during the third three-month period commencing with the Commencement Date;

                                    d. Distributor must place orders of at least
$500,000 per month during the fourth three-month period commencing with the Commencement Date;

                                    e. Distributor must place orders of at
$5,000,000 during the first twelve-month period commencing with the Commencement Date;

                                    f. Distributor must place orders of at
$5,750,000 during the second twelve-month period commencing with the Commencement Date;

                                    g. Distributor must place orders of at
$6,500,000 during the third twelve-month period commencing with the Commencement Date;

                                    h. Distributor must place orders of at
$7,250,000 during the fourth twelve month period commencing with the Commencement Date; and

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                                    i. Distributor must place orders of at
$8,000,000 during the fifth twelve-month period commencing with the Commencement Date.

                  C. Failure to Attain Sales Targets. In the event that Distributor fails to attain any of the purchase requirements set forth in
Section 1.B., Supplier may, in its sole and absolute discretion, at any time (i) revoke the exclusive distribution rights originally granted to Distributor with respect to the Products or (ii) terminate this Agreement upon thirty (30) days written notice to Distributor.

                  D. Sub-Distributors. Distributor, in its sole discretion, shall have the right to appoint and authorize sub-distributors to distribute the Products in the Territory; provided, however, all purchase orders shall be placed by Distributor with Supplier. The Distributor shall use reasonable commercial efforts to ensure compliance by such sub-distributors with all of the Distributor's obligations under this Agreement. Should this Agreement be terminated during the Term, Distributor will provide Supplier with an accurate list of all such sub-distributors with full contact information for each.

         2.       TERMS AND CONDITIONS OF PURCHASE AND SUPPLY

                  A. Purchase and Supply. Distributor shall purchase the Products from Supplier and Supplier shall sell the Products to Distributor in accordance with the terms of this Agreement.

                  B. Prices. Subject to Section 2.C., the prices for the Products are set forth in Exhibit "C", which may not be changed prior to the Commencement Date without the written consent of Distributor. Notwithstanding the preceding, the prices set forth in Exhibit "C' shall not be guaranteed in the event that Distributor does not place its initial purchase order on or before December 13, 2005 with delivery of packaged product requested no later than February 1, 2006. In the event of a price change, Supplier shall provide notice to Distributor setting forth the new price and the date such price change shall go into effect. If the price change is a price increase, the effective date of the price increase shall be no earlier than ninety (90) days from the date of receipt by Distributor of Supplier's notice of the price increase.

                  C. Competitive Price. Supplier agrees that the prices and terms it offers to Distributor are now and will continue to be at least as low as those it offers to any person or entity anywhere in the world. If Supplier offers a lower price, including, but not limited to, sales price, volume discount, extended terms, or any other element affecting the total price of the Product, to any other person or entity, then Supplier will immediately offer that lower price to Distributor. Distributor shall also be entitled to participate in and receive notice of the same no later than the time such lower price is offered to any other person or entity. In addition, Supplier will issue Distributor a credit to reflect the difference in price in accordance with
Section 1.B. In the event that Supplier sells to an OEM or non-retail purchaser where packaging and other customary costs associated with the retail sale of a product are not applicable, the actual sales price shall be adjusted for these factors in applying this Section 2.C.

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                  D.       Terms. Distributor shall submit any amount payable to
Supplier pursuant to this Section 2 as follows: (x) 30% deposit within ten (10) days of the initial purchase order to be placed on or by December 13th, 2005;
and (y) 30% deposit with purchase order on any and all subsequent orders; and
(z) the balance of monies due on all orders within seven (7) days following delivery of the Products to Distributor's designated bonded warehouse in China. All payments due hereunder shall be paid in United States Dollars by wire transfer or by such other means agreed upon by the parties in writing. Unless otherwise specifically agreed to in writing by the parties hereto, payment shall be made on a letter of credit or cash in advance basis. Each letter of credit shall be in form reasonably acceptable to Distributor.

                  E. Order. Distributor shall order Products by issuing written purchase orders to Supplier. All purchase orders shall set forth the identification of the Products ordered, the quantity ordered, applicable price, any customized or special package markings or stickers to be applied, and a requested delivery date no earlier than four (4) weeks from the date of the purchase order on standard orders and six (6) weeks from the date of the purchase order on any customized or special packaging orders. Notwithstanding the preceding, the first purchase order placed by Distributor shall require a delivery date no earlier than February 1, 2006.

                  F. Purchase Order Alterations or Cancellations. Prior to shipment of Products, Supplier shall accept alterations or cancellation to a purchase order in order to: (i) change a location for delivery, (ii) modify the quantity or type of Products to be delivered or (iii) correct typographical or clerical errors.

                  G. Shipment. Supplier shall ship the ordered quantities of the Products to Distributor F.O.B. Distributor's designated port in China no later than the delivery dates provided in Distributor's purchase orders. Title and risk of loss will pass to Distributor when each order of the Products is delivered to and accepted by Distributor at its designated port.

                  H. Inspection. Distributor, upon receipt of the Products from Supplier, shall have seven (7) days to inspect such Products. In the event Distributor believes that the Products do not conform to the Specifications, Distributor shall provide to Supplier, within three (3) days of discovery of the defect, a notice of rejection in accordance with the notice provisions of
Section 16.A. Supplier will correct and fully remedy any such non-conformation issues within thirty (30) days from receipt of such notice of rejection at Supplier's sole expense.

                  I. Defects. In lieu of repairing or replacing any defective Products, Supplier shall provide Distributor with additional Products, at no cost to Distributor, with delivery of Products pursuant to each purchase order placed by Distributor, in an amount equal to 1% of each such purchase order placed by Distributor; provided, however, in the event that the amount of defective Products exceeds 1%, Supplier shall promptly provide a credit to Distributor in an amount equal to the excess over the 1% of such free Products.

                  J. Invoicing. For each Product shipment to Distributor, Supplier shall issue to Distributor an invoice showing Distributor's order number, a description of the Product, the number of units of Product, the price of the Products and any applicable discounts. Supplier shall also provide


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Distributor with a current statement of account listing all invoices outstanding and any payments made and credits given since the date of the previous statement upon request by Distributor.

                  K. Forecasts. Distributor shall, on a quarterly basis, submit to Supplier a non-binding rolling forecast of Distributor's demand for Products that are to be delivered within the twelve (12) month period immediately succeeding the month in which the forecast is issued.

                  L. Product Availability. Supplier agrees to use commercially reasonable efforts to maintain sufficient Product inventory to fill Distributor's orders. If a shortage of any Product exists, Supplier agrees to allocate its available inventory of such Product to Distributor in proportion to Distributor's percentage of all of Supplier's customer orders for such product during the previous sixty (60) day period.

                  M. Specification Changes. In the event Distributor changes the specifications of the Products, Distributor shall advise Supplier in writing of such changes, and Supplier shall promptly advise Distributor as to any scheduling and/or price adjustments that reasonably may result from such changes. Such changes to specifications of the Products are subject to Supplier's approval, which shall not be unreasonably withheld.

                  N. New Products. Supplier shall endeavor to notify Distributor at least one hundred fifty (150) days before the date any new Product is introduced. Supplier shall make such Product available for distribution by Distributor no later than the date it is first offered for sale in the marketplace.

         3.       TERM AND TERMINATION.

                  A. Term. The term of this Agreement shall be five (5) years commencing on the date this Agreement is executed, plus the time elapsed between such date and the date of the later of (i) one hundred twenty (120) days following the date of this Agreement and (ii) initial delivery by Supplier to Distributor of the first Product, unless earlier terminated pursuant to the terms of this Agreement (the "Term"). Thereafter, subject to Section 1.C., this Agreement shall automatically renew on the expiration of the then current Term for succeeding terms of one (1) year, unless either party gives written notice to the other party sixty (60) days prior to the end of the then current Term that it does not desire to extend the Term.

                  B. Termination for Breach. If a material breach of this Agreement is committed by either party and the material breach is not cured within thirty (30) days, or ten (10) days in the case of the breach of a financial obligation hereunder, after notice by the non-breaching party, the non-breaching party shall have the right to terminate this Agreement upon written notice to the breaching party. Provided, however, there shall be no cure period for violations of Section 1.C, Section 5 or Section 9.

                  C. Bankruptcy/ Insolvency. This Agreement may be terminated by either party upon notice if the other party liquidates or terminates its business, is adjudicated a bankrupt, makes an assignment for the


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benefit of creditors, has a custodian, receiver, trustee or similar official appointed to take possession, custody or control of the property of the other party, invokes the provisions of any law for the relief of debtors (including, without limitation, laws relating to reorganization, insolvency or moratorium) or files or has filed against it any similar proceeding.

         4.       INSPECTION/TESTING/LOGISTICS

                  A. Inspections by Distributor. Supplier, in its discretion, may permit Distributor and its agents to inspect the portions of Supplier's facilities where the Products are manufactured and to review such Product documents, as Distributor deems reasonably necessary to assess Supplier's compliance with applicable regulations and this Agreement.

                  B. Records. Supplier shall maintain all manufacturing and analytical records and all records of shipments of the Products from Supplier for the time periods required by applicable laws and regulations with respect to the Products. Supplier shall make such records and data available for review by Distributor at Supplier's facility upon prior written notice from Distributor to Supplier. In addition, upon termination or expiration of this Agreement, whichever occurs first, Supplier will, upon Distributor's written request, make for and delivery to Purchaser copies of such records and data.

                  C. Quality Control/Product Complaints. Supplier agrees to maintain ongoing quality assurance and testing procedures sufficient to satisfy applicable regulatory requirements. Supplier shall be responsible for responding to all product complaints, including whatever response may be required to any governmental or certification authority, subject to the reasonable cooperation of Distributor. Both parties shall keep the other informed of information in or coming into their possession or control concerning safety, effectiveness, defects, and injury associated with the use of the Products.

                  D. Scientific and Technical Information. Supplier shall provide to Distributor scientific and technical information available to Supplier and required to obtain registrations, licenses, and permits required for the sale and distribution of Products in the Territory, or to respond to inquiries from customers, or governmental or regulatory authorities.

                  E. Sales Presentations. Any costs incurred by Supplier in assisting with or attending sales presentations at the request of Distributor, shall be reimbursed by Distributor within fifteen (15) days following the submission of evidence to Purchaser of such costs; provided that such costs were itemized and agreed to in advance between the parties.

                  F. Support. Supplier, at its own expense, and as deemed reasonable by Distributor, shall provide consultation to Distributor in a timely fashion concerning technical aspects and use of the Products as requested by Distributor.

                  G. Logistics. Supplier shall maintain a capable designated logistics liaison for all production of the Products and sales to Distributor.

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         5.       CONFIDENTIALITY AND NONSOLICITATION.

                  A.       Mutual Confidentiality Agreement.

                           i Each party acknowledges that, by reason of their
relationship with each other under this Agreement, they will or may have access to confidential and proprietary information of the other's, including, without limitation, each other's present and future products, business plans, client and customer lists or profiles, and other information relating to the sale, further manufacturing and/or distribution of the Products, all of which are not otherwise readily available from public or published sources (collectively, the "Confidential Information"). Both parties agree that they will maintain in confidence all such Confidential Information and that they will not, for any reason, directly or indirectly, use for the benefit of themselves, or for any person, firm, corporation, limited liability company, partnership, joint venture or any other entity whatsoever, or disclose to any person, firm, corporation, limited liability company, partnership, joint venture or other entity whatsoever, any of the Confidential Information of the other party, without the prior written authorization of the other party. Each party shall limit the dissemination of Confidential Information to only those of either party's employees who have a need to know to perform their duties related to the obligations of their entity pursuant to this Agreement and, prior to showing the Confidential Information or discussing the same with them, each party shall require that they enter into an agreement for the benefit of each other which contains substantially the same terms as this Section 5A.

                           ii Upon termination of this Agreement, both parties
shall return all notices, memoranda, lists, reports and all other documents and materials, and all copies thereof, which contain or relate to the Confidential Information of the other party, including all copies and records thereof, to the other upon receipt of request therefore.

                  B. Nonsolicitation Agreement.Both parties acknowledge and agree that as a result of their relationship with each other they are, and continue to be privy to the Confidential Information of the other party, and that such Confidential Information is valuable and material to the businesses and competitive position of the other party, and that the covenants herein contained are a material consideration and inducement to both parties to enter into this Agreement. Accordingly, both parties agree that during the term of this Agreement and for a period of two (2) years thereafter, they will not, without the prior written consent of the other, directly or indirectly, for themselves or others, or as owners, consultants, joint venturers, independent contractors, advisors, agents or otherwise: directly or indirectly, or for or with any other person, firm, corporation, limited liability company, partnership, joint venture or other entity whatsoever, knowingly solicit or endeavor to entice away from the other any person employed by the other party, or with whom the other party has a business relationship, in order to accept an employment or establish an association with them, or any other person, firm, corporation, limited liability company, partnership, joint venture or entity whatsoever, and approach any such person for any such purpose or authorize or knowingly cooperate with the taking of any such action by any other person, firm, corporation, limited liability company, partnership, joint venture or entity whatsoever.

                  C. Remedies for Breach of Section 5. Both parties agree that upon breach of this Section 5, the other party to this Agreement shall be entitled to all profits realized by that party as a result of any violation and,


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in addition, as a matter of right, to injunctive relief in any court of competent jurisdiction, all of which remedies either party shall be entitled to pursue simultaneously and cumulatively.

                  D. Independence of Section 5. The agreements contained in this Section 5 are to be construed as being independent of any other agreements in this Agreement and the existence of any cause of action in favor of either party against the other, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by either party of the provisions of this Section 5.

                  E. Severability of Section 5. The activities, territories, time, customers, persons and institutions to which the restrictions herein above set forth are applicable, are separate and divisible covenants and agreements. If any restriction is held by any court of competent jurisdiction to be unenforceable as to any one activity, territory, time, customers, persons, and/or institutions above listed or a variation thereof, such restriction shall nonetheless be operative as to all other activities, territories, time, customers, persons, or institutions. In the event that any court of competent jurisdiction determines that a restriction as to any activity, territory, time, customers, persons, and/or institutions above listed, or a variation thereof, is unenforceable, then such restriction as to a lessor activity, territory, time, customers, persons and/or institutions as determined to be enforceable by the court shall be enforced against Distributor or Supplier, as applicable.

                  F. Broad Interpretation of Section 5. The provisions of this Section 5 shall be construed and interpreted so as to afford the full measure of protection to be given by each party to the other. For purposes of this Section 5, the term Distributor shall include any of its affiliates and the term Supplier shall include any of its affiliates. An "affiliate" shall mean an entity directly or indirectly controlling, controlled by, or under common control with Distributor or Supplier, as applicable.

                  G. Survival of Section 5. This Section 5 shall survive the termination of this Agreement and shall continue to bind Distributor and Supplier, their affiliates, successors, and heirs and permitted assigns.

         6. RECORDS/ REPORTS. Distributor shall maintain all sales and analytical records and all records of shipments of the Products from Distributor for the time periods required by applicable laws and regulations with respect to the Products, but not less than three (3) years following termination of this Agreement. Distributor shall provide Supplier with a separate quarterly accounting report of U.S.-only sales.


         7.       ADVERTISING, MARKETING, AND PROMOTION.

                  A. Duties of Distributor. Distributor shall use its commercially reasonable efforts to advertise, market and promote the Products in the Territory through existing and new distribution channels.

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                  B.       Expenditures. Distributor shall be responsible for
any and all expenditures that it incurs, in its sole discretion, in connection with advertising, marketing, and promoting the Products to third parties.

                  C. Marketing Materials. Supplier agrees to provide Distributor, at no cost to Distributor, such promotional materials for the Products in camera ready or electronic format as Supplier generally makes available to its resellers and distributors, including technical specifications, prices, drawings, and advertisements. Distributor may reproduce such promotional materials as reasonably required in connection with its promotional, advertising and/or marketing activities in connection its obligations under this Agreement, provided that all copyright, trademark and other property markings of Supplier are reproduced. Such promotional materials, including all copies and reproductions made by Distributor, remain the property of Supplier and, except insofar as they are distributed by Distributor in the course of its performance of its duties under this Agreement, must be promptly returned to Supplier upon the expiration or termination of this Agreement. Distributor may develop its own promotional materials for Supplier, provided that Distributor shall submit any such promotional materials to Supplier for Supplier's review, and Supplier shall have the right to approve or reject any such promotional materials in Supplier's sole discretion.

                  D. Samples. Supplier shall make samples available to Distributor through the 1% "overrun" for defective Products as described in
Section 2.I.

                  E. Website/Inquiries/Leads. Supplier's website shall list Distributor as the sole distributor for the Territory, and all inquiries and leads for the Territory shall be directed to Distributor.

         8.       COMPETITION.

                  A. Except outside the Territory, Supplier shall have no right to directly or indirectly manufacture, sell or distribute any product that may be construed in any way as being competitive with the Products (the "Competitive Products") unless Supplier offers Distributor a perpetual first right of refusal for the exclusive sales and marketing rights for each such Competitive Product ("First Right of Refusal"). Supplier shall provide Distributor with written notice of any such First Right of Refusal prior to any solicitation or sale or distribution of a Competitive Product.

                  B. If Distributor does not provide written notice to Supplier of its intent to exercise its First Right of Refusal within forty-five
(45) days of Distributor's receipt of Supplier's notice pursuant to Section 8.A, Supplier shall have the right to manufacture, sell or distribute the Competitive Products (whether in or outside the Territory).

                  C. Notwithstanding Sections 8.A and 8.B, Distributor shall have the option at any time to provide Supplier with notice of its intent to exercise a First Right of Refusal upon forty-five (45) days notice. In such event, Supplier shall immediately cease its solicitation and selling activities on any such product and turn over such activities in their entirety to Distributor.

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         9.       TRADEMARKS

                  A. Licenses. Subject to the terms and conditions of this Agreement, each party hereby grants to the other party a nonexclusive limited license in the Territory to use the other party's name, logo and trademark, in each instance solely for the purpose of promoting, distributing and selling the Products in the Territory in accordance with the terms and conditions of this Agreement.

                  B. Use of Trade Names and Logos. Each party recognizes that the name, logo and trademark of the other party represents a valuable asset of such entity and that substantial recognition and goodwill are associated with such intangibles. Each party hereby agrees that, without prior written authorization of the other party, it shall not use the name, logo, or trademark of the other party for any purpose other than the promotion, distribution, and sale of the Products in the Territory solely to the extent required to fulfill its obligations under this Agreement.

                  C. Sublicense. Distributor shall be entitled to sublicense the rights set forth in this Section 9 to sub-distributors in connection with the sub-distribution of the Products in the Territory. The rights set forth in this Section 9 may not be otherwise sublicensed, transferred, or delegated without the prior written consent of the other party.

                  D. Injunctive Relief. Each Party acknowledges that a violation of this Section 9 would cause irreparable harm to the other party for which no adequate remedy at law exists, and each party therefore agrees that, in addition to any other remedies available, and notwithstanding any other provision in this Agreement, the aggrieved party shall be entitled to injunctive relief to enforce the terms of this Section 9. If either party prevails in any such action, it shall be entitled to recover all costs and expenses, including reasonable attorney's fees and other professional fees and expenses incurred because of any legal action arising in relation to this Section 9.

                  E. Notification of Infringement and Enforcement. Each party shall notify the other party of any infringement or misuse of its name, logo, or trademarks of which such party becomes aware. Each party shall be solely responsible to prosecute any such infringement of its trademark(s).

         10.      INDEMINIFICATION.

                  A. Each party shall indemnify, defend, and hold harmless the other party from and against all loss, cost, liability and expense which may be imposed upon or reasonably incurred by the other party, including reasonable attorneys' fees and disbursements and reasonable settlement payments, in connection with any claim, action, suit or proceeding or threat thereof, made or instituted in which the other party may be involved or be made a party by reason of a breach of such party's representations or covenants.

                  B. Supplier shall indemnify, defend, and hold harmless Distributor from and against all loss, cost, liability and expense which may be imposed upon or reasonably incurred by Distributor, including reasonable attorneys' fees and disbursements and reasonable settlement payments, in connection with any claim, action, suit or proceeding or threat thereof, made or instituted by any third parties in which Distributor may be involved or be made a party by reason of which Distributor may suffer as a result of any loss to the persons or property of a third party arising directly or indirectly from use of a Product.

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                  C.       Promptly after receipt by a person or entity
indemnified under any express provision of this Agreement (the "Indemnified Party") of notice of the commencement of any action against the Indemnified Party, such Indemnified Party shall give notice to the person or persons or entity or entities obligated to indemnify the Indemnified Party pursuant to the express provisions of this Agreement (the "Indemnifying Party"). The Indemnifying Party shall be entitled to participate in the defense of the action and, to the extent that it may elect, in its discretion, by written notice to the Indemnified Party, to assume the control and defense and/or settlement of such action and the Indemnified Party shall execute such documents or otherwise to permit the Indemnifying Party to do so; provided, however, that (i) both the Indemnifying Party and the Indemnified Party must consent and agree to any settlement of any such action, except that if the Indemnifying Party has reached a bona fide settlement agreement with the plaintiff(s) in any such action and the Indemnified Party does not consent to such settlement agreement, then the dollar amount specified in the settlement agreement shall act as an absolute maximum limit on the indemnification obligation of the Indemnifying Party, and
(ii) if the defendants in any such action include both the Indemnifying Party and the Indemnified Party and if the Indemnified Party shall have reasonably concluded that there are legal defenses available to it which are in conflict with those available to the Indemnifying Party, then the Indemnified Party shall have the right to select separate counsel to assert such legal defenses and otherwise to participate in the defense of such action on its own behalf, and the fees and disbursements of such separate counsel shall be included in the amount which the Indemnified Party is entitled to recover under the terms and subject to the conditions of this Agreement.

         11.      REPRESENTATIONS AND WARRANTIES.

                  A. Each party hereby represents and warrants to the other party that such party (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such party's ability to perform its obligations under this Agreement.

                  B. Each party hereby represents and warrants to the other party that such party (i) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation enforceable against such party in accordance with its terms.

                  C. Each party hereby represents and warrants to the other party that the execution and delivery of the Agreement and the performance of such party's obligations hereunder and thereunder (i) do not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligation of such party and (ii) do not materially conflict with, or constitute a material default or require any consent thereunder, any material contractual obligation of such party.

                  D. Each party agrees to prepare and file whatever filings, requests, or applications are required to be filed with any governmental authority in connection with this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing.

                  E. Each party covenants that it will comply with all applicable federal, state, local and international laws and regulations related to its development, manufacture, marketing, selling, and importing of the Products, as applicable.

                  F. Each party represents and agrees that all contingencies, qualifications, and requirements incumbent upon each respective party to satisfy the terms of this Agreement have been met and fully satisfied as of the execution of this Agreement.

         12.      WARRANTIES

                  A. End User Warranty. Supplier shall provide a one (1) year limited warranty for defective parts and labor with the Products for end user benefit. This warranty shall commence upon the Products delivery to end-user and shall be valid for two (2) year(s) from the date of shipment by Distributor to the end user.

                  B. General Warranty. Supplier represents and warrants that (i) it has good and transferable title to the Products, (ii) the Products shall (x) be free from material defect, (y) be reasonably suitable for resale, and (y) perform in conformity with specifications and documentation supplied by Supplier, (iii) the Products or their use does not infringe any patents, copyrights, trademarks, trade secrets, or any other intellectual property rights, (iv) that there are no suits or proceedings pending or threatened which allege any infringement of such proprietary rights, and (v) the Products sales to and by Distributor do not in any way constitute violations of any law, ordinance, rule or regulation in the Territory. This Section shall apply throughout the Term and shall survive the termination of this Agreement.

                  C. Manufacturing Standards. Supplier warrants to Distributor that the Products are manufactured in accordance with all good manufacturing practices and as required by the pertinent law, rules, and regulations, which govern its operations.

                  D. Compliance with Laws. Supplier warrants to Distributor that Supplier shall comply with all federal, international, sate and local laws, rules and regulations.

                  E. Shelf-Life. Supplier hereby warrants to Distributor that the Products purchased by Distributor shall be in saleable condition with a minimum of five (5) years shelf life from the date of shipment (or such other shelf life as agreed to in writing by Distributor and Supplier.

         13.      ADDITIONAL COVENANTS

                  A. Evidence of Patent. Supplier hereby covenants to deliver to Distributor, upon execution of this Agreement by both parties, a copy of the new patent application in the United States on the Products. If Supplier fails to satisfy this covenant, Supplier shall immediately refund $40,000 of the $50,000 exclusivity payment made by Distributor to Supplier pursuant to Section 1.E.i.

                  B. Project. Distributor and Supplier hereby covenant to work together on plans to produce disposable battery products in the United States, with an analysis of the recycled battery market and consequent sales opportunities, based on Supplier's progress and achievement in applying recycled batteries to be used in products.

         14.      INTELLECTUAL PROPERTY

         Supplier hereby represents and warrants to Distributor:

                  A. Title and Contest. Supplier is the sole owner of all rights to manufacture, license and exploit the intellectual property related to the Products (the "Intellectual Property"), including without limitation all rights, title, and interest in the Intellectual Property to sue for infringement thereof. The Intellectual Property is free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer. There are no co-owners, actions, suits, investigations, claims, or proceedings threatened, pending or in progress relating in any way to the Intellectual Property. Except as set forth herein, there are no existing contracts, agreements, options, or commitments, or rights with, to, or in any person to acquire any of the Intellectual Property.

                  B. Existing Licenses. Except as set forth herein, no rights or licenses have been granted under with regard to the Intellectual Property.

                  C. Validity and Enforceability. The Intellectual Property has never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Supplier has not received any notice or information of any kind from any source suggesting that the Intellectual Property may be invalid or unenforceable.

                  D. Prosecution. Supplier will use its best endeavors to diligently pursue and prosecute those parties or individuals involved in any infringement or any attempt to compromise the Intellectual Property or unauthorized replication or use of the Intellectual Property rights subsisting in the Intellectual Property once such an infringement is brought to the attention of or otherwise becomes known to Supplier, provided that Supplier shall not be required to pursue and prosecute any such action outside the United States.

                  E. Indemnity. Any use of the Intellectual Property by Distributor or its appointed sub-distributors or approved licensees (collectively, an "Indemnitee") in accordance with the provisions of this Agreement, will not infringe any third party's rights of any kind including any relevant Intellectual Property rights, and in the event that any such infringement does occur, Supplier will indemnify, defend, and hold harmless from and against all loss, cost, liability, and expenses, which may be imposed upon or reasonably incurred by Indemnitee, including reasonable attorneys' fees and disbursements and reasonable settlement payments, in connection with any claim, action, suit, or proceeding or threat thereof, made or instituted by any third parties in which Indemnitee may be involved or be made a party by reason of which Indemnitee may suffer, as a result of any loss arising directly or indirectly from any such infringement.

         15.      RIGHT OF FIRST REFUSAL

         (i) Patrick Dickson and Supplier hereby grant Distributor a right of first refusal to purchase a majority equity interest in Supplier. If Mr. Dickson or Supplier propose to enter into a transaction or series of transactions resulting in one or more persons other than Mr. Dickson owning more than 50% of Supplier, Distributor shall have the right to purchase the same percentage of ownership interest involved in the transaction or transactions on substantially the same terms and conditions. Mr. Dickson and Supplier are free to enter into any equity transactions free of any right of first refusal that do not result in Mr. Dickson owning less than 50.1% of the equity interest in Supplier.

         (ii) In the event Supplier receives an offer from a third party to purchase the assets or stock of Supplier, Distributor shall be entitled to a first right of refusal to purchase the same for the purchase price set forth in the third party offer. At the time of such right of first refusal, or any circumstance of negotiation for purchase of Supplier's company, both parties agree to negotiate wholly in good faith.

         16.      MISCELLANEOUS.

                  A. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight next business day delivery, or by facsimile delivery followed by overnight next business day delivery, as follows:

         If to Distributor, the notice should be sent to the attention of:

                                    Portagy Corp.
                                    9812 Falls Road
                                    Suite 114-198
                                    Potomac, MD 20854
                                    Attention: Mark Levin


         with a copy to:            Portagy Corp.
                                    21800 Burbank Blvd.
                                    Suite 150
                                    Woodland Hills, CA 91367
                                    Attention:  Todd Ruhalter

         with a copy to:            Harris Cramer LLP
                                    1555 Palm Beach Lakes Blvd.
                                    Suite 310
                                    West Palm Beach, FL 33401
                                    Attn: Daryl B. Cramer, Esq.
                                    Facsimile: 561-659-0701

         If to Supplier, the notice should be sent to the attention of:

                                    Automotive Energy Systems, LLC
                                    1861 Sunkist Circle
                                    Oxnard, CA 93033
                                    Attn: Patrick Dickson
                                    Facsimile: (805) 435-7434

or to such other address as any of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted from the date of transmission.

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  B. This Agreement (which term includes all exhibits hereto) constitutes the entire agreement between the parties hereto pertaining in any manner to the subject matter hereto, and supersedes any prior oral or written agreement or understanding between the parties with respect to such subject matter.

                  C. Neither this Agreement, nor any right, interest or obligation hereunder of each party, shall be assigned or assignable by either party without the written consent of the other. Notwithstanding the preceding, this Agreement may be assigned by Distributor to an affiliated entity upon notice to Supplier.

                  D. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                  E. The Parties agree to submit any disputes between them involving money or damages greater than $5,000 relating to this Agreement and/or transactions, duties, or obligations to be performed under this Agreement, to mediation with a mediator approved by the Parties to the dispute. If the Parties resolve their disputes through mediation, the Parties shall share the mediator's fees evenly but pay their own attorneys' fees and other expenses related to mediation. If mediation fails to resolve all disputes within thirty (30) days after the Parties submit the dispute to a mediator, then either Party may file a court action or request arbitration. The Parties agree that mediation is a pre-condition to filing an action of any kind. The prevailing Party in any action or arbitration relating to transactions contemplated by this Agreement shall be entitled to costs, expenses, and reasonable attorneys fees, including

(a) reasonable attorneys fees, costs, and expenses incurred in connection with mediation that failed to resolve the dispute and (b) reasonable attorneys fees, expenses, and costs of appeal, if any. Claims of $5,000 or less may be submitted to mediation or small claims court.

                  F. In the case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

                  G. Except as otherwise provided to the contrary herein, this Agreement shall be binding upon, and inure to the benefit of, each party and their respective heirs, executors, administrators, successors and permitted assigns.

                  H. Amendments to this Agreement shall be in writing and signed by each party hereto.

                  I. This Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original counterpart. Any facsimile signature of any party hereto shall constitute a legal, valid, and binding execution hereof by such party.

                  J. Wherever the context shall so require, all words herein in a particular gender shall be deemed to include other genders where applicable. In addition, singular words shall include the plural and plural words shall include the singular where applicable.

                  K. Titles of Sections, paragraphs and subparagraphs are for convenience only, and neither limit nor amplify the provisions of the Agreement itself, and all references herein to Sections, paragraphs or subparagraphs thereof shall refer to the corresponding Sections, paragraphs or subparagraphs of this Agreement unless specific reference is made to such Section, paragraph or subparagraph of another document or instrument.

                  L. All representations, warranties and provisions hereof without limitation shall survive the termination of this Agreement, the liquation or dissolution of each party, if any, and shall thereby continue in full force and effect at all times thereafter.

                  M. The waiver or inaction by either party hereto of a breach of any condition of this Agreement by the other party shall not be construed as a waiver of any subsequent breach by such party, nor shall it constitute a waiver of any subsequent breach by such party, nor shall it constitute a waiver of that party's rights, actual or inherent. The failure of any party hereto in any instance to insist upon a strict performance of the terms of this Agreement or to exercise any option herein shall not be construed as a waiver or relinquishment in the future of such term or option, but that the same shall continue in full force and effect.

                  N. The fact that the first (or later) draft of this Agreement was prepared by counsel for either party shall create no presumptions and specifically shall not cause any ambiguities to be construed against the drafting party.

                  O. Nothing contained in this Agreement shall create a joint venture or partnership between the parties. Supplier and Distributor shall be independent contractors in performing their respective obligations. No party shall be liable for any of the debts or obligations of the others and no party shall have any authority or right to act for or incur any liability of any kind, express or implied, on the name of or on behalf of the other parties.

                  P. Each of the parties submits to the jurisdiction of any state or federal court sitting in Ventura County, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

                  Q. No party shall be responsible or liable for any loss, damage, detention or delay caused by fire, strike, civil or military authority, insurrection or riot, railroad embargoes, lock-out, tempest, accident, breakdown of machinery, delay in delivery by other parties or by any other cause which is unavoidable or beyond its reasonable control, or in any event for the consequential damages.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 13th day of December, 2005.


                                                  DISTRIBUTOR

                                                 PORTAGY CORP.

                                       By: _____________________________

                                       ________________________________
                                                Name and Title


                                                   SUPPLIER

                                        AUTOMOTIVE ENERGY SYSTEMS, LLC

                                       By: _____________________________
                                           Patrick Dickson. Manager


                                       ________________________________
                                            Patrick Dickson, Owner

                                   EXHIBIT "A"

                                    PRODUCTS


The Products shall include the AES Emergency Jump Start battery charger product line and any new or updated versions thereof.

                                   EXHIBIT "B"


                                    TERRITORY



The Territory shall include:

         1. North America (including United States, Canada and Mexico), subject to pre-existing agreements with (i) Kia Motors of Korea and subsidiaries; (ii) Jiffy Lube and (iii) AAA Automobile Service Companies.

         2. The European Union (including all 25 current member countries).

         3. All other territories in the world, except (i) Singapore; (ii) Korea; (iii) Japan; (iv) Thailand, (v) China; (vi) Malaysia/Indonesia and (vii) Taiwan.

                                   EXHIBIT "C"


                                     PRICES


         The estimated Prices for the Products are as follows:

                  i.       For single use products:       $7.00 USD

                  ii.      For rechargeable products:    $12.00 USD


         Note: The above pricing is based on the initial purchase order from Distributor being placed by December 13, 2005. If the initial purchase order is not placed by that date, pricing for single use products will be $7.20, and rechargeable products will be $12.20.